EXHIBIT 99.1

Dice Holdings, Inc. Announces New $50 Million Stock Repurchase Program

NEW YORK, NY December 15, 2014 ‐‐ Dice Holdings, Inc. (NYSE: DHX) today announced that its Board of Directors has authorized a stock repurchase program that permits the purchase of up to $50 million of its common stock. The new authorization is effective upon the completion of the existing $50 million repurchase program and will be in effect for one year. Under the plan, management has discretion in determining the conditions under which shares may be purchased from time to time.

In December 2013, the Board of Directors authorized the purchase of up to $50 million of its common stock. Under this plan, the Company has repurchased about 4.4 million shares of its common stock on the open market for approximately $33.2 million through December 12, 2013.

Repurchases will be made in accordance with applicable securities laws in the open market, in privately negotiated transactions or through other means. Depending on acquisition opportunities, market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

Since initiating stock repurchase programs in 2011, the Company has returned more than $175 million to shareholders.

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high‐quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Investor Contact:
Dice Holdings, Inc.
Constance Melrose, 212‐448‐4181
VP, Corporate Development
ir@diceholdingsinc.com

SOURCE Dice Holdings, Inc.